EXHIBIT 99.1

For Immediate Release

Contact:

Doug Farrell

Vice President of Investor Relations

408-731-5285

AFFYMETRIX REPORTS SECOND QUARTER 2005 RESULTS

– Company Reports 30% Growth in Array Revenue and Reiterates Full-Year Revenue Targets –

Santa Clara, Calif. — July 21, 2005 — Affymetrix, Inc., (Nasdaq: AFFX) today reported its results for the second quarter of 2005. The Company reported net income of approximately $7.8 million or $0.12 per diluted share in the second quarter of 2005, as compared to net income of $7.0 million or $0.11 per diluted share in the second quarter of 2004.

Total revenue for the quarter was $84.1 million, of which $1.9 million was related to the sale of products to Perlegen Sciences, Inc., as compared to total revenue of $79.8 million in the second quarter of 2004, of which $1.4 million was related to the sale of products to Perlegen.

Product and product related revenue increased to $80.1 million for the second quarter of 2005, compared to $75.2 million in the same period in 2004.  Second quarter product sales included GeneChip® array revenue of $45.9 million, reagent revenue of $9.8 million, and instrument revenue of $13.5 million. Affymetrix shipped approximately 40 GeneChip Systems in the quarter, increasing the cumulative systems shipped to more than 1,275.

Royalties and other revenue were $2.0 million for the second quarter of 2005 compared to $3.2 million in the second quarter of 2004.

Total operating costs and expenses were $75.5 million for the second quarter of 2005 compared to $70.6 million in the second quarter of 2004.

Cost of product and product related revenue was $20.4 million in the second quarter of 2005 compared to $21.5 million in the same period of 2004.  Product and product related gross margin was 74.5 percent in the second quarter of 2005 compared to 71.4 percent in the second quarter of 2004.

Research and development expenses were $20.8 million during the second quarter of 2005 compared to $17.8 million in the second quarter of 2004.

Selling, general and administrative expenses were $32.5 million for the second quarter of 2005 compared to $30.0 million in the second quarter of 2004.

Quarterly Highlights

•                  Affymetrix entered into a definitive agreement to acquire ParAllele BioScience Inc., a privately-held South San Francisco-based company that provides assay technology for comprehensive genetic studies. In June 2005, the two companies launched MegAllele™ assays for targeted single nucleotide polymorphism (SNP) genotyping applications under a previous development and commercialization agreement.

•                  Affymetrix significantly expanded its GeneChip® Mapping 500K SNP genotyping Early Access program for genome-wide association studies.

•                  In a project hinting at the scale of future genetic studies, the Broad Institute of MIT and Harvard will genotype 12,000 samples with the GeneChip Mapping 500K. This project is expected to generate approximately six billion genotypes, several times the magnitude of the International HapMap Project.

•                  In powerful examples of the scalability of Affymetrix’ genotyping technology, Perlegen Sciences initiated the following large-scale studies:

•                  A collaboration with RIKEN to conduct high-resolution, whole-genome studies of up to 47 common diseases. This personalized medicine project, led by Professor Nakamura, will complete billions of genotypes, bringing together biobank samples, industry-leading SNP genotyping technology from Affymetrix, and international expertise in the analysis of genetic variation.

•                  A study to better understand the genetics of bipolar disorder in collaboration with the Pritzker Neuropsychiatric Disorders Research Consortium.

•                  A study to analyze the genetics of common diseases in post-menopausal women, funded by the Women’s Health Initiative.

•                  Affymetrix launched the next-generation GeneChip® Scanner 3000 7G upgrade package to support high-resolution GeneChip products, including whole-genome tiling arrays, All-Exon products for studying splice variants of known genes, and whole-genome genotyping products.

•                  Affymetrix began development of a next-generation GeneChip scanner through a non-exclusive relationship with CapitalBio Corporation, a leading life science company based in Beijing, P.R. China.

•                  To address the growing demand for GeneChip® technology, CapitalBio joined Shanghai Biochip Co., Ltd. as a new service provider for Affymetrix technologies in the Chinese market.

•                  To standardize the protocols in the growing market of whole blood processing, Affymetrix launched the GeneChip® Blood RNA Concentration Kit and Globin-Reduction RNA Controls.

Financial Outlook

For fiscal year 2005, the Company is reiterating revenue guidance for product and product related revenue of roughly $390 million and total revenue of $405 million, which includes Perlegen, royalties and other revenue.

As a result of the pending acquisition of ParAllele, expected to close in the third quarter, the Company expects to incur fiscal 2005 merger-related charges for in-process research and development of approximately $15 million or $0.21 per share, as well as operational charges of approximately $7 million or $0.10 per share. These operational charges exclude non-cash amortization currently estimated to be around $4 million or $0.05 per share, which is subject to change based upon fluctuations in the Company’s stock price. As a result of these anticipated merger and operational related charges, the Company expects net income per diluted share for fiscal year 2005 to be around $0.77.

For the third quarter of 2005, the Company expects product and product related revenue of approximately $92 million, total revenue of around $95 million, and net loss per basic share of approximately $0.06, which includes a merger-related charge for in-process research and development of approximately $15 million or $0.23 per share, as well as operational charges of approximately $2.5 million or $0.04 per share. These operational charges exclude non-cash amortization of about $1 million or $0.02 per share.

Affymetrix’ management team will host a conference call on July 21,st 2005 at 2:00 p.m. PT to review its operating results for the second quarter of 2005 and to provide financial guidance for the third quarter and full-year 2005. A live webcast can be accessed by visiting the Investor Relations section of the Company’s website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (888) 396-2356; international: (617) 847-8709. The passcode for both is 43547611.

A replay of the conference call will be available from 4:00 p.m. PT on July 21, 2005 until 5:00 p.m. PT on July 28, 2005 at the following numbers: domestic: (888) 286-8010; international: (617) 801-6888. The passcode for both is 75718035. An archived webcast of the conference call will be available under the Investor Relations section of the Company’s website at www.affymetrix.com.

About Affymetrix

Affymetrix scientists invented the world’s first microarray in 1989 and began selling the first commercial microarray in 1994. Since then, Affymetrix GeneChip® technology has become the industry standard in molecular biology research. Affymetrix technology is used by the world’s top pharmaceutical, diagnostic and biotechnology companies as well as leading academic, government and not-for-profit research institutes. More than 1,200 systems have been shipped around the world and more than 3,000 peer-reviewed papers have been published using the technology. Affymetrix’ patented photolithographic manufacturing process provides the most information capacity available today on an array, enabling researchers to use a whole-genome approach to analyze the relationship between genetics and health. Headquartered in Santa Clara, Calif., Affymetrix has subsidiaries in Europe and Asia in addition to manufacturing facilities in Sacramento, Calif. and Bedford, Mass. The company has about 900 employees worldwide.  For more information about Affymetrix, please visit the company’s website at www.Affymetrix.com

All statements in this press release that are not historical are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix’ “expectations,” “beliefs,” “hopes,” “intentions,” “strategies,” or the like.  Such statements, including Affymetrix’ financial outlook for 2005 and Affymetrix’ expectation that the ParAllele acquisition is expected to close in the third quarter of 2005, are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to, risks of the Company’s ability to achieve and sustain higher levels of revenue, higher gross margins, reduced operating expenses, unexpected costs and charges associates with the ParAllele acquisition, market acceptance, personnel retention, global economic conditions, the fluctuations in overall capital spending in the academic and biotechnology sectors, changes in government funding policies, unpredictable fluctuations in quarterly revenues, uncertainties related to cost and pricing of Affymetrix products, dependence on collaborative partners, uncertainties relating to sole source suppliers, uncertainties relating to FDA, and other regulatory approvals, risks relating to intellectual property of others and the uncertainties of patent protection and litigation.  These and other risk factors are discussed in Affymetrix’ Form 10-K for the year ended December 31, 2004 and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods as well as Affymetrix’ registration statement on Form S-4 filed with the SEC containing a prospectus in connection with its proposed acquisition of ParAllele.  Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

PLEASE NOTE:

Affymetrix, the Affymetrix logo and GeneChip are trademarks owned or used by Affymetrix, Inc.  CustomExpress is a trademark of Affymetrix, Inc.

— Financial Charts to Follow —

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	June 30, 2005	December 31, 2004
		(Note 1)
ASSETS:
Current assets:
Cash and cash equivalents	$26,967	$42,595
Available-for-sale securities	245,510	163,120
Accounts receivable	64,319	89,441
Accounts receivable from Perlegen Sciences	2,484	3,964
Inventories	25,837	17,997
Prepaid expenses and other current assets	11,414	5,833
Total current assets	376,531	322,950
Property and equipment, net	66,573	64,179
Acquired technology rights, net	61,031	64,334
Goodwill	18,601	18,601
Notes receivable from employees	1,949	1,900
Other assets	27,251	27,807
	$551,936	$499,771

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued liabilities	$48,815	$62,963
Deferred revenue — current portion	35,174	33,776
Total current liabilities	83,989	96,739
Deferred revenue — long-term portion	22,380	29,463
Other long-term liabilities	4,553	4,382
Convertible notes	120,000	120,000
Stockholders’ equity:
Common stock	636	616
Additional paid-in capital	454,193	407,258
Deferred stock compensation	(6,333)	(4,265)
Accumulated other comprehensive loss	(460)	(3,371)
Accumulated deficit	(127,022)	(151,051)
Total stockholders’ equity	321,014	249,187
	$551,936	$499,771

Note 1:

The condensed consolidated balance sheet at December 31, 2004 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2004.

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Product sales	$69,213	$61,664	$142,764	$122,755
Product related revenue	10,934	13,511	22,251	27,033
Total product and product related revenue	80,147	75,175	165,015	149,788
Royalties and other revenue	1,993	3,187	3,553	5,558
Revenue from Perlegen Sciences	1,911	1,392	4,098	3,041
Total revenue	84,051	79,754	172,666	158,387

Costs and expenses:
Cost of product sales	17,952	19,388	37,231	40,120
Cost of product related revenue	2,459	2,076	4,964	4,932
Cost of revenue from Perlegen Sciences	1,750	1,099	2,992	2,470
Research and development	20,799	17,804	37,889	35,100
Selling, general and administrative	32,540	29,955	62,137	58,224
Stock-based compensation	33	324	116	648
Total costs and expenses	75,533	70,646	145,329	141,494
Income from operations	8,518	9,108	27,337	16,893
Interest income and other, net	953	(940)	1,667	135
Interest expense	(289)	(404)	(716)	(10,238)

Income before income taxes	9,182	7,764	28,288	6,790
Income tax provision	(1,371)	(755)	(4,259)	(1,614)
Net income	$7,811	$7,009	$24,029	$5,176

Basic net income per share	$0.12	$0.12	$0.38	$0.09

Diluted net income per share	$0.12	$0.11	$0.36	$0.09

Shares used in computing basic net income per share	63,214	60,376	62,785	60,140

Shares used in computing diluted net income per share	70,227	66,919	69,703	66,727